Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

October 24, 2012	Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com

Isle of Capri Casinos, Inc.

600 Emerson Road, Suite 300

St. Louis, Missouri 63141

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to Isle of Capri Casinos, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,750,000 additional shares of its Common Stock, par value $0.01 per share (“Common Stock”), to be offered pursuant to the Isle of Capri Casinos, Inc. Amended and Restated 2009 Long-Term Stock Incentive Plan (the “Plan”).

In connection therewith, we have examined or are otherwise familiar with the Company’s Amended and Restated Certificate of Incorporation, the Company’s By-Laws, as amended, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the shares of Common Stock, the relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of rendering this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

Based upon the foregoing and subject to the assumptions, limitations and conditions set forth herein, we are of the opinion that the shares of Common Stock registered on the Registration Statement, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

This opinion is furnished in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP